EXHIBIT 99.1

First Cash Reports Third Quarter Net Income Increase of 31%

Same-Store Sales Increase 14%

ARLINGTON, Texas, Oct. 17, 2007 (PRIME NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months ended September 30, 2007. This marked First Cash's 27th consecutive quarter of double-digit growth in earnings per share.

Earnings

  * Diluted earnings per share for the third quarter of 2007 were
    $0.32, a 28% increase compared to diluted earnings per share of
    $0.25 in the third quarter of 2006.

  * For the nine months ended September 30, 2007, diluted earnings per share were $0.89, an increase of 33% over earnings per share of $0.67 for the same nine-month period in 2006.

  * Diluted earnings per share for the trailing twelve months ended
    September 30, 2007 were $1.19, an increase of 32% over $0.90 for the trailing twelve months ended September 30, 2006.

  * Net income for the third quarter of 2007 increased by 31% to
    $10.4 million, compared to third quarter 2006 net income of
    $7.9 million. Year-to-date net income was $29.5 million, compared to $22.1 million for the first nine months of 2006, which
    represents an increase of 34%.

Revenues

  * Consolidated revenue for the third quarter of 2007 increased by
    51%, totaling $105 million compared to $69 million in the
    comparative 2006 period. Year-to-date revenue was $288 million, up from $182 million for the comparative prior-year period, which represents a 59% increase.

  * Same-store revenue increased 14% in the Company's pawn and short-
    term loan stores for the third quarter of 2007 over the
    comparable prior-year period, while year-to-date same-store revenue increased 10%.

  * Retail sales in the Company's pawn stores grew by 22% for the quarter, while pawn service charge revenue increased by 19% for the quarter compared to the prior-year period. Short-term loan service charge revenue increased 6% in the third quarter over the prior-year period.

  * The Company recorded third quarter revenue of $30 million from
    Auto Master, a buy-here/pay-here automotive retailer acquired in
    August 2006. Of this total, $13 million was generated by the seven new dealerships opened since November 2006. Auto Master's unaudited proforma revenue totaled $14 million for the full third quarter of 2006.

New Locations

  * A total of 15 new retail locations were opened during the third quarter of 2007, reflecting a combination of pawn stores, short-
    term loan stores and Auto Master buy-here/pay-here dealerships.
    The Company has opened 58 stores year-to-date.

  * The Company operated 460 locations as of September 30, 2007, a 16% increase over the 398 units open at September 30, 2006. In addition, the Company operates 39 convenience store kiosks through a joint venture.

Operating Metrics

  * The Company's return on stockholders' equity increased to 19% for the trailing twelve months ended September 30, 2007, compared to
    18% for the comparable prior-year period.

  * Total pawn receivable balances at September 30, 2007 increased by
    17% over the prior year. The increase was comprised of a 30% pawn receivable increase in the Mexican stores and a 9% increase in the U.S. stores, which are all fully mature stores. Total short-
    term loans, including third-party credit services loans
    outstanding, increased by 13% compared to the prior year.

  * The quarter and year-to-date gross margins on retail pawn merchandise sales of 44% were constant compared to 2006. The quarter-to-date gross margin on wholesale scrap jewelry sales was
    31%, compared to the prior-year margin of 35%. The year-to-date gross margin on wholesale scrap jewelry sales was 33%, which equaled the prior year.

  * Inventory turns in the pawn stores were consistent with prior-
    year results at 3.3 turns per year. Auto Master sold 2,720 units during the quarter, and turned its inventory at a rate of 7.0 times per year.

  * The short-term loan credit loss provision for the third quarter was 32% of fees, compared to 29% for the 2006 third quarter. The increase was primarily related to higher loss rates in the
    Company's newer locations, which are typical until such stores mature. The Company currently has disproportionately more of its short-term loan revenue being generated by its newer stores, as compared to the prior year. Management believes that the provision will be reduced in future periods as the newer stores mature and the overall number of newer stores becomes a smaller percentage of the overall store base.

  * Gross margins on retail automotive sales at Auto Master were 58%
    during the third quarter of 2007, while the margin net of the credit loss provision was 23%. The third quarter credit loss provision of 35% of retail sales reflects Auto Master's
    significant growth over the past year, including the effect of higher loss provision accruals for the seven new dealerships opened since November 2006. To accommodate its ongoing and future growth, Auto Master is currently implementing a more centralized collections process.

Financial Position & Liquidity

  * Earnings before interest, taxes, depreciation and amortization
    (EBITDA) for the trailing twelve months ended September 30, 2007 totaled $74 million, an increase of 38% over the comparative prior-year period. The EBITDA margin for the trailing twelve months ended September 30, 2007 was 20%. A detailed
    reconciliation of this non-GAAP financial measure to net income is provided elsewhere in this release.

  * The Company repurchased 823,000 shares of its common stock during the quarter at an aggregate cost of $18.2 million. The average repurchase price per share was $22.09. To help finance the share repurchases and provide additional financial flexibility for future growth, the Company also increased its bank line of credit facility from $50 million to $90 million during the quarter, of which $46.8 million was outstanding at quarter end.

  * The ratio of total assets to total liabilities at September 30,
    2007 was 4 to 1; the current ratio was 8 to 1.

2007 Outlook

  * Although changes in the Company's operating model in Oregon, as a result of a new state law effective in July 2007, reduced third quarter net income by approximately $0.01 per share, the Company is maintaining its current earnings per share guidance for 2007 at an estimated range of $1.25 to $1.30 per share. This represents an increase of 29% to 34% over 2006 diluted earnings per share.

  * The Company continues to project 78 to 85 combined new unit openings for 2007, an increase of 19% to 21% over the fiscal 2006 count.

Commentary & Analysis

Rick Wessel, Chief Executive Officer, commented on the third quarter results, "We are pleased to again report record operating results, which included 51% revenue growth and 31% growth in net income as compared to the prior-year quarter. Our earnings were in-line with management's expectations, despite market anxiety surrounding the state of the U.S. economy and consumer credit."

Top-line revenue growth was again diversified across multiple product lines and geographic markets. Total revenues in Mexico grew by 40%, while in the U.S., pawn store revenues increased by over 12% and short-term loan store revenues increased by over 9%. In addition, the Company's Auto Master division contributed incremental revenues of almost $24 million as compared to the same quarter last year.

The growth strategy for First Cash continues to be focused on organic expansion driven by new store openings. Mr. Wessel noted, "We continue to identify attractive locations, in both the U.S. and Mexico, where there is strong demand for our retail and consumer finance products. We are excited that two of the new dealerships opened in the third quarter are located in the Dallas/Fort Worth area, which represent the first locations in the Texas market for Auto Master."

In addition, the Company announced that it is further expanding its industry-leading presence in Mexico with a new store concept known as "CashYa!," which translated, means "Cash Now!" When fully developed, the CashYa! stores will provide a network of attractive and convenient retail locations offering various secured and unsecured short-term consumer loan products and other financial services, such as money transfers, bill payments and currency exchange. Mr. Wessel added, "Over the past year, we have opened 19 CashYa! locations, and while the concept is still in the testing and refinement phase, management is excited about the potential of both the store format and the new product offerings which will complement the Company's existing pawn operations in Mexico."

As noted, the Company repurchased $18.2 million of common stock during the quarter. According to Mr. Wessel, "These repurchases reflect the strength of the Company's balance sheet and management's continued confidence in the growth and success of First Cash. We will continue to evaluate the market for opportunities to increase shareholder value by repurchasing stock."

Mr. Wessel concluded, "We are very pleased with our year-to-date results, and we remain confident in our ability to innovate and grow our key revenue categories. We believe that First Cash is well-positioned to continue its growth in terms of retail units, revenue, profits and shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, store and dealership openings, future liquidity, cash flows, credit loss provisions, debt repayments, consumer demand for the Company's products and services, competition, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, changes in credit markets, credit losses, changes or increases in competition, the ability to locate, open and staff new stores and dealerships, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization in Texas, new legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term loan/payday advance businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks and uncertainties are further and more completely described in the Company's 2006 Annual Report on Form 10-K (see "Item 1A. Risk Factors") and updated in subsequent quarterly reports on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in many locations, provide short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, check-cashing, credit services and other financial services products. First Cash also operates automobile dealerships focused on the "buy-here/pay-here" segment of the used-vehicle retail market. In total, the Company owns and operates over 460 stores and buy-here/pay-here dealerships in thirteen U.S. states and ten states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check-cashing and financial services kiosks located inside convenience stores.

First Cash is a component company in both the Standard & Poors SmallCap 600 Index(r) and the Russell 2000 Index(r). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3365

                  FIRST CASH FINANCIAL SERVICES, INC.

                          STORE COUNT ACTIVITY

The following tables detail store openings and closings for the three months and nine months ended September 30, 2007:

                                                    Mexico
                             U.S. Locations        Locations
                      ----------------------------  --------
                             Short-Term
                               Loan/    Buy-Here/    Pawn/
                               Check-   Pay-Here  Short-Term
                       Pawn   Cashing  Automotive    Loan     Total
                      Stores  Stores   Dealerships  Stores  Locations
                      ------  ------   -----------  ------  ---------
  Three Months Ended
   September 30, 2007
  -------------------

 Total locations,
  beginning of period     94     155          12       187        448
 New locations opened     --       3           3         9         15
 Locations closed or
  consolidated            --      (2)         --        (1)        (3)
                      ------  ------      ------    ------     ------
 Total locations, end
  of period               94     156          15       195        460
                      ======  ======      ======    ======     ======

 Nine Months Ended
  September 30, 2007
 -------------------

 Total locations,
  beginning of period     95     145          10       157        407
 New locations opened     --      13           5        40         58
 Locations closed or
  consolidated            (1)     (2)         --        (2)        (5)
                      ------  ------      ------    ------     ------
 Total locations, end
  of period               94     156          15       195        460
                      ======  ======      ======    ======     ======

For the three months and nine months ended September 30, 2007, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 39 kiosks located inside convenience stores in the state of Texas, which are not included in the above charts. During the nine months ending September 30, 2007, the Company closed one Cash & Go, Ltd. kiosk.

                   FIRST CASH FINANCIAL SERVICES, INC.

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             Three Months Ended    Nine Months Ended
                                September 30,         September 30,
                           ------------------------------------------
                              2007     2006 (a)     2007    2006 (a)
                              ----     --------     ----    --------

                                           (unaudited)
                             (in thousands, except per share amounts)

 Revenue:
  Merchandise sales        $  67,388  $  36,988  $ 182,886  $  95,850
  Finance and service
   charges                    36,585     31,479    101,735     82,685
  Other                          990      1,005      3,222      3,012
                           ---------  ---------  ---------  ---------
                             104,963     69,472    287,843    181,547
                           ---------  ---------  ---------  ---------

 Cost of revenue:
  Cost of goods sold          36,027     20,781     97,091     55,314
  Credit loss provision       16,034      6,789     37,628     11,328
  Other                           57        122        269        312
                           ---------  ---------  ---------  ---------
                              52,118     27,692    134,988     66,954
                           ---------  ---------  ---------  ---------
 Net revenue                  52,845     41,780    152,855    114,593
                           ---------  ---------  ---------  ---------

 Expenses and other income:
  Store operating expenses    26,311     21,086     75,365     57,853
  Administrative expenses      6,777      6,031     21,545     16,801
  Depreciation and
   amortization                2,797      2,090      8,054      5,690
  Interest expense               778        219      1,487        219
  Interest income                (18)      (141)       (56)      (691)
                           ---------  ---------  ---------  ---------
                              36,645     29,285    106,395     79,872
                           ---------  ---------  ---------  ---------

 Income before income taxes   16,200     12,495     46,460     34,721
 Provision for income taxes    5,815      4,560     16,911     12,669
                           ---------  ---------  ---------  ---------
 Net income                $  10,385  $   7,935  $  29,549  $  22,052
                           =========  =========  =========  =========

 Net income per share:
  Basic                    $    0.33  $    0.26  $    0.93  $    0.70
                           =========  =========  =========  =========
  Diluted                  $    0.32  $    0.25  $    0.89  $    0.67
                           =========  =========  =========  =========

 Weighted average shares
  outstanding:
  Basic                       31,637     30,938     31,786     31,514
                           =========  =========  =========  =========
  Diluted                     32,880     32,283     33,160     32,866
                           =========  =========  =========  =========

 (a) On August 25, 2006, the Company acquired Guaranteed Auto Finance,
     Inc. and SHAC, Inc. (collectively doing business as "Auto
     Master").  Accordingly, the Condensed Consolidated Statements of
     Income for the three and nine month periods ending September 30,
     2006 do not include the results of Auto Master prior to August
     25, 2006.

                   FIRST CASH FINANCIAL SERVICES, INC.

                  CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  September 30,
                                              -------------------
                                                2007       2006
                                                ----       ----
                                                  (unaudited)
                     ASSETS
 Cash and cash equivalents                    $ 11,811   $ 20,789
 Finance and service charges receivable          6,769      5,203
 Customer receivables, net of allowances        75,652     59,055
 Inventories                                    34,947     27,663
 Prepaid expenses and other current assets      10,301      7,026
                                              --------   --------
   Total current assets                        139,480    119,736

 Customer receivables with long-term
  maturities, net of allowance                  30,090     12,365
 Property and equipment, net                    42,608     29,119
 Goodwill and other intangible assets, net      72,400     72,631
 Other                                           1,384      1,208
                                              --------   --------
   Total assets                               $285,962   $235,059
                                              ========   ========

      LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion of notes payable             $  2,250   $  2,250
 Accounts payable                                1,818      2,091
 Accrued liabilities                            12,793     13,601
                                              --------   --------
   Total current liabilities                    16,861     17,942

 Revolving credit facility                      46,800     31,000
 Notes payable, net of current portion           5,500      7,750
 Deferred income taxes payable                   8,059      9,245
                                              --------   --------
   Total liabilities                            77,220     65,937

 Stockholders' equity                          208,742    169,122
                                              --------   --------
   Total liabilities and stockholders'
    equity                                    $285,962   $235,059
                                              ========   ========

                   FIRST CASH FINANCIAL SERVICES, INC.

        REVENUE, COST OF REVENUE AND NET REVENUE BY PRODUCT LINE

The following tables detail revenue, cost of revenue and net revenue by product line for the three months ended September 30, 2007 and September 30, 2006 (unaudited, amounts in thousands):

                                    Short-Term
                                      Loan/      Buy-Here/
                                      Check-     Pay-Here
                           Pawn      Cashing    Automotive    Total
                        ----------  ----------  ----------  ----------
 Three Months Ended
  September 30, 2007
 -------------------

 Revenue:
  Merchandise sales:
   Retail               $   26,925  $       --  $   27,863  $   54,788
   Wholesale                12,043          --         557      12,600
  Finance and service
   charges                  15,372      19,307       1,906      36,585
  Other                         28         932          30         990
                        ----------  ----------  ----------  ----------
                            54,368      20,239      30,356     104,963
                        ----------  ----------  ----------  ----------

 Cost of revenue:
  Cost of goods sold:
   Retail                   15,057          --      11,639      26,696
   Wholesale                 8,269          --       1,062       9,331
  Credit loss provision         --       6,156       9,878      16,034
  Other                         --          57          --          57
                        ----------  ----------  ----------  ----------
                            23,326      6,213       22,579      52,118
                        ----------  ----------  ----------  ----------

 Net revenue            $   31,042  $   14,026  $    7,777  $   52,845
                        ==========  ==========  ==========  ==========

 Three Months Ended
  September 30, 2006
 -------------------
 Revenue:
  Merchandise sales:
   Retail               $   22,087  $       --  $    6,221  $   28,308
   Wholesale                 8,533          --         147       8,680
  Finance and service
   charges                  12,906      18,244         329      31,479
  Other                          3         976          26       1,005
                        ----------  ----------  ----------  ----------
                            43,529      19,220       6,723      69,472
                        ----------  ----------  ----------  ----------

 Cost of revenue:
  Cost of goods sold:
   Retail                   12,285          --       2,749      15,034
   Wholesale                 5,537          --         210       5,747
  Credit loss provision         --       5,237       1,552       6,789
  Other                         --         122          --         122
                        ----------  ----------  ----------  ----------
                            17,822       5,359       4,511      27,692
                        ----------  ----------  ----------  ----------

 Net revenue            $   25,707  $   13,861  $    2,212  $   41,780
                        ==========  ==========  ==========  ==========

                    FIRST CASH FINANCIAL SERVICES, INC.

         REVENUE, COST OF REVENUE AND NET REVENUE BY PRODUCT LINE
                              (CONTINUED)

The following tables detail revenue, cost of revenue and net revenue by product line for the nine months ended September 30, 2007 and September 30, 2006 (unaudited, amounts in thousands):

                                    Short-Term
                                      Loan/      Buy-Here/
                                      Check-     Pay-Here
                           Pawn      Cashing    Automotive    Total
                        ----------  ----------  ----------  ----------

 Nine Months Ended
  September 30, 2007
 -------------------

 Revenue:
  Merchandise sales:
   Retail               $   79,538  $       --  $   73,765  $  153,303
   Wholesale                27,878          --       1,705      29,583
  Finance and service
   charges                  42,717      53,969       5,049     101,735
  Other                         54       3,056         112       3,222
                        ----------  ----------  ----------  ----------
                           150,187      57,025      80,631     287,843
                        ----------  ----------  ----------  ----------

 Cost of revenue:
  Cost of goods sold:
   Retail                   44,649          --      30,947      75,596
   Wholesale                18,796          --       2,699      21,495
  Credit loss provision         --      13,672      23,956      37,628
  Other                         --         269          --         269
                        ----------  ----------  ----------  ----------
                            63,445      13,941      57,602     134,988
                        ----------  ----------  ----------  ----------

 Net revenue            $   86,742  $   43,084  $   23,029  $  152,855
                        ==========  ==========  ==========  ==========

 Nine Months Ended
  September 30, 2006
 -------------------

 Revenue:
  Merchandise sales:
   Retail               $   65,858  $       --  $    6,221  $   72,079
   Wholesale                23,624          --         147      23,771
  Finance and service
   charges                  35,306      47,050         329      82,685
  Other                         13       2,973          26       3,012
                        ----------  ----------  ----------  ----------
                           124,801      50,023       6,723     181,547
                        ----------  ----------  ----------  ----------

 Cost of revenue:
  Cost of goods sold:
   Retail                   36,634          --       2,749      39,383
   Wholesale                15,721          --         210      15,931
  Credit loss provision         --       9,776       1,552      11,328
  Other                         --         312          --         312
                        ----------  ----------  ----------  ----------
                            52,355      10,088       4,511      66,954
                        ----------  ----------  ----------  ----------

  Net revenue           $   72,446  $   39,935  $    2,212  $  114,593
                        ==========  ==========  ==========  ==========

                   FIRST CASH FINANCIAL SERVICES, INC.

                     SELECTED ASSETS BY PRODUCT LINE

The following table details selected assets by product line as of September 30, 2007 and September 30, 2006 (unaudited, amounts in thousands):

                                    Short-Term
                                      Loan/      Buy-Here/
                                      Check-     Pay-Here
                           Pawn      Cashing    Automotive    Total
                        ----------  ----------  ----------  ----------

 September 30, 2007
 ------------------

 Customer receivables,
  with current and long-
  term maturities       $   40,650  $    8,126  $   73,403  $  122,179
 CSO loans held by
  independent third-
  party lender (a)              --      12,416          --      12,416
 Allowances for doubtful
  accounts                      --        (871)    (16,121)    (16,992)
                        ----------  ----------  ----------  ----------
                        $   40,650  $   19,671  $   57,282  $  117,603
                        ==========  ==========  ==========  ==========

 Inventories            $   27,460  $       --  $    7,487  $   34,947
                        ==========  ==========  ==========  ==========

 September 30, 2006
 ------------------

 Customer receivables,
  with current and long-
  term maturities       $   34,699  $    6,698  $   39,686  $   81,083
 CSO loans held by
  independent third-
  party lender (a)              --      11,457          --      11,457
 Allowances for doubtful
  accounts                      --        (729)     (9,424)    (10,153)
                        ----------  ----------  ----------  ----------
                        $   34,699  $   17,426  $   30,262  $   82,387
                        ==========  ==========  ==========  ==========

 Inventories            $   24,912  $       --  $    2,751  $   27,663
                        ==========  ==========  ==========  ==========

  (a) CSO loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet.

                   FIRST CASH FINANCIAL SERVICES, INC.

          UNAUDITED NON-GAAP FINANCIAL INFORMATION -- EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to EBITDA (unaudited, amounts in thousands):

                                         Trailing Twelve Months Ended
                                                 September 30,
                                           -----------------------
                                              2007          2006
                                              ----          ----

 Net income                                $  39,241     $  29,773
 Adjustments:
  Income taxes                                22,098        16,812
  Depreciation and amortization               10,405         7,299
  Interest expense                             2,184           219
  Interest income                                (92)         (791)
                                           ---------     ---------

 Earnings before interest, income taxes,
  depreciation and amortization            $  73,836     $  53,312
                                           =========     =========

 EBITDA margin calculated as follows:
  Total revenue                            $ 376,018     $ 241,688
  Earnings before interest, income
   taxes, depreciation and amortization       73,836        53,312
                                           ---------     ---------
  EBITDA as a percent of revenue                  20%           22%
                                           =========     =========

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and Chief Financial
           Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com